                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*


                              E-Z Serve Corporation
                     --------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                     --------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                      -------------------------------------
                                 (CUSIP Number)

                                 August 26, 1998
                      -------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]  Rule 13d-1(b)
         [ X ]  Rule 13d-1(c)
         [   ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (continued on following page(s))

                                  SCHEDULE 13G
                                  ------------

CUSIP NO.                  269-329-108

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richemont Finance S.A.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)      [__]
                                                                   (b)      [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg


                                    5.      SOLE VOTING POWER: 0
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER: 0
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 0
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 0


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON

         CO

CUSIP NO.         269-329-108


1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richemont Holdings S.A.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)      [__]
                                                                   (b)      [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg


                                    5.      SOLE VOTING POWER: 0
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER: 0
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 0
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 0


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

12.      TYPE OF REPORTING PERSON

         CO, HC

CUSIP NO.                  269-329-108


1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richemont S.A.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [__]
                                                                        (b) [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg


                                    5.      SOLE VOTING POWER: 0
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER: 0
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 0
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 0


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12.      TYPE OF REPORTING PERSON

         CO, HC

CUSIP NO.                  269-329-108


1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Compagnie Financiere Richemont AG


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [__]
                                                                        (b) [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Switzerland


                                    5.      SOLE VOTING POWER: 0
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER: 0
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 0
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 0


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12.      TYPE OF REPORTING PERSON

         CO, HC

CUSIP NO.                  269-329-108


1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Compagnie Financiere Rupert


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [__]
                                                                        (b) [__]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Switzerland


                                    5.      SOLE VOTING POWER: 0
               NUMBER OF
                SHARES
             BENEFICIALLY           6.      SHARED VOTING POWER: 0
               OWNED BY
                 EACH
              REPORTING             7.      SOLE DISPOSITIVE POWER: 0
                PERSON
                 WITH
                                    8.      SHARED DISPOSITIVE POWER: 0


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [__]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12.      TYPE OF REPORTING PERSON

         PN

                  Richemont Finance S.A., Richemont Holdings S.A., Richemont S.A., Compagnie Financiere Richemont AG and Compagnie Financiere Rupert (the "Reporting Persons") hereby amend and supplement the report on Schedule 13G originally filed with the Securities and Exchange Commission (the "SEC") on June 11, 1998 with respect to the purchase of shares of common stock, $.01 par value, of E-Z Serve Corporation (the "Common Shares").

ITEM 2(a)-(c). This statement on Schedule 13G is filed on behalf of the Reporting Persons. The following table sets forth the name, the State or other place of organization, and the address of the principal business office of each of the Reporting Persons.

Name of Person Filing:                      Richemont Finance S.A.
Address of Principal Business Office:       35 Boulevard Prince Henri
                                            L 1724 Luxembourg
State or Other Place of Organization:       Luxembourg

Name of Person Filing:                      Richemont Holdings S.A.
Address of Principal Business Office:       35 Boulevard Prince Henri
                                            L 1724 Luxembourg
State or Other Place of Organization:       Luxembourg

Name of Person Filing:                      Richemont S.A.
Address of Principal Business Office:       35 Boulevard Prince Henri
                                            L 1724 Luxembourg
State or Other Place of Organization:       Luxembourg

Name of Person Filing:                      Compagnie Financiere Richemont AG
Address of Principal Business Office:       Rigistrasse 2
                                            Zug 6300 Switzerland
State or Other Place of Organization:       Switzerland

Name of Person Filing:                      Compagnie Financiere Rupert
Address of Principal Business Office:       Rigistrasse 2
                                            Zug 6300 Switzerland
State or Other Place of Organization:       Switzerland


ITEM 4.           Ownership

                  On August 26, 1998, Richemont Finance S.A. sold all of its 7,365,540 Common Shares to EBC Merger Sub Corp. ("EBC") for $.60 per share in cash such that the Reporting Persons no longer beneficially own 5% or more of the outstanding common stock of E-Z Serve Corporation. In addition, Intercontinental Mining & Resources Limited, a subsidiary of NAR Group Limited, of which Richemont Finance S.A. is a shareholder, sold warrants to purchase 230,400 Common Shares to EBC for $.59 per share in cash. Accordingly, this Statement on Schedule 13G is hereby terminated.

ITEM 5.           Ownership of Five Percent or Less of Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1999

                                          RICHEMONT FINANCE S.A.


                                          By:      /s/ Robert P. Wessely
                                          Name: Robert P. Wessely
                                          Its:  Attorney-in-Fact



                                          RICHEMONT HOLDINGS S.A.


                                          By:      /s/ Robert P. Wessely
                                          Name: Robert P. Wessely
                                          Its:  Attorney-in-Fact



                                          RICHEMONT S.A.


                                          By:      /s/ Robert P. Wessely
                                          Name: Robert P. Wessely
                                          Its:  Attorney-in-Fact



                                          COMPAGNIE FINANCIERE RICHEMONT AG


                                          By:      /s/ Robert P. Wessely
                                          Name: Robert P. Wessely
                                          Its:  Attorney-in-Fact




                                          COMPAGNIE FINANCIERE RUPERT


                                          By:      /s/ Robert P. Wessely
                                          Name: Robert P. Wessely
                                          Its:  Attorney-in-Fact